SEC 1745   POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION
(02-02)    CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS
           THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  SCHEDULE 13G
                                 (RULE 13D-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13D-1 AND 13D-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                 REMEDENT, INC.
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                    75954T104
                                 (CUSIP Number)

                                February 27, 2009
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

  [     ]    Rule 13d-1(b)
  [  X  ]    Rule 13d-1(c)
  [     ]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes

                               CUSIP NO. 75954T104

 1. NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Potomac Capital Management LLC
     13-3984298

 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
     (A)  [   ]
     (B)  [   ]

 3.  SEC USE ONLY

 4.  CITIZENSHIP OR PLACE OF ORGANIZATION
     New York

NUMBER OF         5. SOLE VOTING POWER
SHARES               828,735
BENEFICIALLY
OWNED BY          6. SHARED VOTING POWER
EACH                 0
REPORTING
PERSON WITH       7. SOLE DISPOSITIVE POWER
                     828,735

                  8. SHARED DISPOSITIVE POWER 0

 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     The Reporting Persons own an aggregate of 828,735 shares consisting of 404,370 shares of common stock and warrants to purchase 424,365 shares of common stock, representing in the aggregate 4.2% of the issued and outstanding shares.

10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     4.2%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
     HC; OO (Limited Liability Company)

                               CUSIP NO. 75954T104

 1. NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Potomac Capital Management Inc.
     13-3984786

 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
     (A)  [   ]
     (B)  [   ]

 3.  SEC USE ONLY

 4.  CITIZENSHIP OR PLACE OF ORGANIZATION
     New York

NUMBER OF         5. SOLE VOTING POWER
SHARES               1,042,284
BENEFICIALLY
OWNED BY          6. SHARED VOTING POWER
EACH                 0
REPORTING
PERSON WITH       7. SOLE DISPOSITIVE POWER
                     1,042,284

                  8. SHARED DISPOSITIVE POWER
                     0

 9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON The Reporting Persons own an aggregate of 1,042,284 shares consisting of 446,649 shares of common stock and warrants to purchase 595,635 shares of common stock, representing in the aggregate 5.2% of the issued and oustanding shares.

10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     5.2%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
     HC; CO

                               CUSIP NO. 75954T104

 1. NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Paul J. Solit

 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
     (A)  [   ]
     (B)  [   ]

 3.  SEC USE ONLY

 4.  CITIZENSHIP OR PLACE OF ORGANIZATION

NUMBER OF         5. SOLE VOTING POWER
SHARES               0
BENEFICIALLY
OWNED BY          6. SHARED VOTING POWER
EACH                 1,871,019
REPORTING
PERSON WITH       7. SOLE DISPOSITIVE POWER
                     0

                  8. SHARED DISPOSITIVE POWER
                     1,871,019

 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,871,019 446,649 share of common stock and warrants to purchase 595,635 share of common stock

10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     9.12%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
     IN; HC

ITEM 1.
     (A)  NAME OF ISSUER
          Remedent, Inc.

     (B)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
          Xavier de Cocklaam 42
          9831 Deurle
          Belgium

ITEM 2.

     (A) NAME OF PERSON FILING
          This statement is being filed by
          (i)   Potomac Capital Management LLC;
          (ii)  Potomac Capital Management Inc.; and
          (iii) Paul J. Solit.

     (B)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
          (i), (ii), and (iii)
          825 Third Avenue, 33rd Floor
          New York, New York 10022

     (C)  CITIZENSHIP
          (i)   New York
          (ii)  New York
          (iii) U.S.

     (D)  TITLE OF CLASS OF SECURITIES
          Common Stock, no par value

     (E)  CUSIP NUMBER
          75954T104

ITEM 3.   Not Applicable

ITEM 4.   OWNERSHIP
PROVIDE THE FOLLOWING INFORMATION REGARDING THE AGGREGATE NUMBER AND PERCENTAGE OF THE CLASS OF SECURITIES OF THE ISSUER IDENTIFIED IN ITEM 1.

Potomac Capital Management LLC
     (A)  AMOUNT BENEFICIALLY OWNED: 828,735 shares consisting of
          404,370 shares of common stock and warrants to purchase
          424,365 shares of common stock.

     (B)  PERCENT OF CLASS:
          4.2%

     (C)  NUMBER OF SHARES AS TO WHICH THE PERSON HAS:
         (I)   SOLE POWER TO VOTE OR TO DIRECT THE VOTE
               828,735
         (II)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE
               0
         (III) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
               828,735

Potomac Capital Management Inc.

     (A) AMOUNT BENEFICIALLY OWNED: 1,042,228 shares consisting of 446,649 shares of common stock and warrants to purchase 595,635 shares of common stock

     (B)  PERCENT OF CLASS:
          5.2%

     (C)  NUMBER OF SHARES AS TO WHICH THE PERSON HAS:
          (I)   SOLE POWER TO VOTE OR TO DIRECT THE VOTE
                1,042,228
          (II)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE
                0
          (III) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
                1,042,228

Paul J. Solit

     (A) AMOUNT BENEFICIALLY OWNED: 1,871,019 shares consisting of 851,019 shares of common stock and warrants to purchase 1,020,000 shares of common stock

     (B)  PERCENT OF CLASS:
          9.12%

     (C)  NUMBER OF SHARES AS TO WHICH THE PERSON HAS:
         (I)   SOLE POWER TO VOTE OR TO DIRECT THE VOTE
               0
         (II)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE
               1,871,019
         (III) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
               0

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this Statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ]

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON
         See Exhibit A attached hereto.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
         Not Applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP
         Not Applicable.

ITEM 10. CERTIFICATION

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated this 27th day of February, 2009

                                           POTOMAC CAPITAL MANAGEMENT LLC
                                           By:   /s/ Paul J. Solit
                                                 -------------------------------
                                                 Paul J. Solit, Managing Member

                                           POTOMAC CAPITAL MANAGEMENT INC.
                                           By:   /s/ Paul J. Solit
                                                 -------------------------------
                                                 Paul J. Solit, President

                                           PAUL J. SOLIT
                                           By:   /s/ Paul J. Solit
                                                 -------------------------------
                                                 Paul J. Solit

                                  EXHIBIT INDEX

The following exhibits are filed with this report on Schedule 13G/A:

Exhibit A         Identification of entities which acquired the shares which are the subject of this report on Schedule 13G/A.

Exhibit B         Joint Filing Agreement dated February 27 2009 among Potomac
                  Capital Management LLC, Potomac Capital Management, Inc., and Paul J. Solit.